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                                                                      EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES ADDITIONAL STRENGTHENING OF ITS BALANCE SHEET

LITTLE ELM, Texas, October 9, 2002--Retractable Technologies, Inc. (AMEX:RVP) ("Retractable"), a leading maker of safety needle devices, announced today that Katie Petroleum Inc. ("Katie") and affiliates have invested an additional $2.1 million in Retractable by purchasing 525,000 shares of its Series V Class B Convertible Preferred Stock. In addition, they have also loaned Retractable $3.0 million at a rate of prime plus one percentage point.

Taken together, these transactions reduce Retractable's debt by $2.0 million and increase shareholders' equity by $2.1 million, further strengthening key financial measures, particularly the debt-to-equity ratio.

In connection with these transactions, Retractable granted Katie and its affiliates aggregate options to purchase 136,439 shares of Retractable's Common Stock. Virtually all of the proceeds of these transactions, or about $5.0 million, were used to pay off a loan from Abbott Laboratories (NYSE:ABT) ("Abbott"), Retractable's marketing partner. The retirement of the Abbott Loan will not have any effect on the marketing agreement signed in 2000 through which Abbott distributes Retractable's VanishPoint(R) safety needle devices to its acute care hospital customers.

Thomas J. Shaw, Retractable's President and CEO, said of John A. `Jack' Jackson, President of Katie, "Mr. Jackson continues to be a great supporter of Retractable and the commitment we have to provide our products to healthcare workers worldwide. His financial and moral support are deeply appreciated and are invaluable in accomplishing our mission."

The Katie note is convertible into Retractable common stock at $4.00 per share and matures in ten years with interest only paid through January 31, 2004. The loan is not collateralized and is not subject to a prepayment penalty or financial ratio covenants.

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint(R) safety needle devices are distributed to the acute care hospital market by Abbott Laboratories and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the Company's ability to quickly increase its production capacity in the event of a dramatic increase in demand, the Company's ability to access the market, the Company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan        Media Contact: Phillip L. Zweig
Chief Financial Officer                   Communications Director
(888)806-2626 or (972)294-1010            (212)490-0811 or (214)912-7415 (cell)
rtifinancial@vanishpoint.com              plzweig@aol.com